UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINEAPPLE ENERGY INC.

Supplement to Proxy Statement for the

2024 Annual Meeting of Shareholders

To be Held on July 1, 2024

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by Pineapple Energy Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on May 29, 2024 and provided to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) to be held on July 1, 2024. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on June 12, 2024. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

The Company is providing this Supplement solely to provide supplemental disclosure regarding the implementation of the Company’s 1-for-15 reverse stock split, which took effect on June 12, 2024.

Nasdaq Listing Compliance

On October 27, 2023, the Company received a notice from the Listing Qualifications Department (the “Staff”) of Nasdaq informing the Company that because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 per share for the last 31 consecutive business days, the Company did not comply with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Rule”). In accordance with Nasdaq’s Listing Rules, the Company had a period of 180 calendar days, or until April 24, 2024, to regain compliance with the Minimum Bid Rule.

On February 27, 2024, the Staff issued another notice notifying the Company that the Company’s common stock had a closing bid price of $0.10 or less for 10 consecutive trading days. Accordingly, the Company is subject to the provisions contemplated under Nasdaq Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stock Rule”). As a result, the Staff had determined to delist the Company’s securities from Nasdaq effective as of the opening of business on March 7, 2024, unless the Company requested an appeal before the Nasdaq Hearings Panel, which the Company requested. Subsequently, the Company was granted an expedited review process and extension as described below, and received notice that an oral hearing was not necessary.

Following the Company’s Special Meeting of Shareholders that was held on April 12, 2024, at which a reverse stock split proposal was not approved, the Company provided Nasdaq with an update on the Company’s plan to regain compliance with the Minimum Bid Rule and an extension request until July 24, 2024. On April 19, 2024, the Company was granted an extension to regain compliance with the Minimum Bid Rule until July 24, 2024, conditioned upon:

•	the Company obtaining shareholder approval for a reverse stock split that satisfies the Minimum Bid Rule by July 1, 2024; and
•	the Company effecting the reverse stock split by July 11, 2024 and maintaining a $1.00 closing bid price or more for a minimum of ten consecutive trading days by July 24, 2024.

As a result, one of the proposals for the 2024 Annual Meeting is for shareholders to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock at a ratio within a range of 1-for-2 to 1-for-200 (as may be determined by the Board) (the “2024 Annual Meeting Reverse Stock Split Proposal”).

June 2024 Reverse Stock Split

As previously disclosed, on January 3, 2024, the Company held its second reconvened 2023 Annual Meeting of Shareholders, and the Company’s shareholders approved a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-2 to 1-for-15, as determined by the Board (the “Prior Reverse Stock Split Approval”). At the time the Company scheduled the 2024 Annual Meeting and established the proposals for such meeting, including the 2024 Annual Meeting Reverse Stock Split Proposal, based on recent stock prices of the Company’s common stock, the maximum ratio under the approved range of 1-for-15 pursuant to the Prior Reverse Stock Split Approval would not have been sufficient to cause the stock price to increase or be maintained at a level that would satisfy the Minimum Bid Rule. As a result, the Board determined to ask its shareholders to approve the 2024 Annual Meeting Reverse Stock Split Proposal at the 2024 Annual Meeting.

Following that determination, the stock prices of the Company’s common stock were such that a reverse stock split at the maximum ratio under the approved range of 1-for-15 pursuant to the Prior Reverse Stock Split Approval could be sufficient to cause the stock price to increase at a level that might satisfy the Minimum Bid Rule, depending on stock prices on the date such reverse stock split is effective. As a result, the Board approved the implementation of a reverse stock split pursuant to the Prior Reverse Stock Split Approval, at the maximum ratio under the approved range of 1-for-15, which took effect on June 12, 2024 (the “June 2024 Reverse Stock Split”).

Upon the effectiveness of the June 2024 Reverse Stock Split, every 15 shares of issued and outstanding Company common stock at the close of business on June 11, 2024 were automatically combined into one issued and outstanding share of common stock, with no change in par value per share. Proportionate adjustments were made to the conversion and exercise prices of the Company’s outstanding stock purchase warrants, stock options, and to the number of shares issued and issuable under the Company’s equity incentive plans.

The June 2024 Reverse Stock Split proportionally reduced the number of shares of the Company’s authorized common stock from 112,500,000 to 7,500,000. No fractional shares were issued as a result of the June 2024 Reverse Stock Split. Any fractional shares that resulted from the June 2024 Reverse Stock Split will be settled in cash.  The June 2024 Reverse Stock Split affected all common shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s common stock, except to the extent that the June 2024 Reverse Stock Split resulted in some shareholders experiencing an adjustment of a fractional share as described above.

2024 Annual Meeting Reverse Stock Split Proposal

Notwithstanding the implementation of the June 2024 Reverse Stock Split, the Board continues to recommend that shareholders vote in favor of the 2024 Annual Meeting Reverse Stock Split Proposal at the 2024 Annual Meeting.

In particular, the June 2024 Reverse Stock Split may not be sufficient to cause the Company’s stock price to be maintained at a level that would satisfy the Minimum Bid Rule. Even if the June 2024 Reverse Stock Split were to satisfy the Minimum Bid Rule for a period of time, given the regular fluctuation of the Company’s stock price, and the fact that a 1-for-15 split ratio leaves minimal cushion above the minimum $1.00 closing bid price requirement under the Minimum Bid Rule, approval of the 2024 Annual Meeting Reverse Stock Split Proposal is important to the Company and in the best interests of its shareholders, to provide the Company the ability to effectuate an additional stock split if necessary to regain compliance with the Nasdaq listing standards.

If shareholders do not approve the 2024 Annual Meeting Reverse Stock Split Proposal and if the Company’s stock price does not increase to, or be maintained at, greater than $1.00 per share for at least 10 consecutive trading days, either prior to the July 24, 2024 deadline or at a later time, we expect the common stock to be subject to a delisting action by Nasdaq. We believe that the 2024 Annual Meeting Reverse Stock Split Proposal is the most likely way to assist the stock price in reaching the level under the Minimum Bid Rule, although effecting any such Reverse Stock Split cannot guarantee that the common stock would be in compliance with the Minimum Bid Rule for even the minimum 10-day trading period.

Voting by Proxy for the 2024 Annual Meeting

If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the 2024 Annual Meeting unless revoked. Important information regarding how to change your vote and revoke proxies is available in the Proxy Statement under the caption “Questions and Answers about the Meeting – May I change my vote?” of the Proxy Statement.

Forward Looking Statements

The Proxy Statement and this Supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances, including the Company’s expectations regarding the 2024 Annual Meeting Reverse Stock Split Proposal and any ability to regain compliance with Nasdaq’s continued listing standards. While the Company believes its plans, intentions, and expectations reflected in those forward-looking statements are reasonable, these plans, intentions, or expectations may not be achieved. For information about the factors that could cause such differences, please refer to the Company’s filings with the Securities and Exchange Commission, including, without limitation, the statements made under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and in subsequent filings. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.